Exhibit 99.1

Reinsurance Group of America, Incorporated 16600 Swingley Ridge Road, Chesterfield, Missouri 63017

REINSURANCE GROUP OF AMERICA ANNOUNCES NEW MEMBERS TO BOARD OF DIRECTORS

ST. LOUIS, September 9, 2020 – Reinsurance Group of America, Incorporated (NYSE: RGA) a leading global life and health reinsurer, today announced the appointment of Stephen T. O’Hearn and Ng Keng Hooi to its Board of Directors. Mr. O’Hearn will begin his service on October 1, 2020. Mr. Ng will join mid-2021 following the completion of a previous post-retirement commitment. The addition of Mr. O’Hearn and Mr. Ng increases the number of RGA directors to 12.

“RGA is fortunate to add the extensive experience of Steve and Keng Hooi to our board,” said Anna Manning, President and Chief Executive Officer, RGA. “Steve is a global executive with keen insights into the insurance and financial services industries, and his perspectives on risk, regulation, and global strategy will immediately add value to our board. Keng Hooi’s exceptional track record in leading complex and dynamic businesses for the largest life insurers in the world, along with his experiences in highly regulated environments, will enhance RGA’s board oversight as the company continues to seek growth opportunities globally.”

“With the addition of Steve and Keng Hooi to the RGA board, we are further strengthening an already impressive roster of industry leaders and business professionals,” said J. Cliff Eason, Chairman of the Board of Directors. “Steve is an exceptionally accomplished professional who brings a wealth of best practices and strategic insights to our board and will further enhance our financial oversight. Keng Hooi is a highly seasoned life insurance veteran whose expertise will significantly deepen our board’s industry knowledge in both developed and emerging markets in Asia.”

Stephen T. O’Hearn

Mr. O’Hearn spent the majority of his career with PricewaterhouseCoopers (PwC), and was with the firm for 38 years. Most recently, he served as the Global Leader of PwC’s 15,000-person Insurance Practice from 2015 to 2020, during which time he also served on PwC’s extended global leadership team. A trained accountant, Mr. O’Hearn has 26 years of experience as an audit partner, serving a variety of clients in the financial services industry.

His career has led him around the world: In 2001, Mr. O’Hearn moved to Tokyo with the PwC Insurance Practice, and in 2012, he moved to Switzerland to serve as the Global Relationship Partner and Audit Partner for Zurich Insurance Group. He then assumed the role of EMEA Insurance Leader in 2012, and leadership of the PwC Global Insurance Practice in 2015. In 2018, he moved to Munich to serve as Global Relationship Partner for Allianz.

Mr. O’Hearn attended The University of Notre Dame, graduating summa cum laude in 1982, and he is a Certified Public Accountant in the United States. He served on the Board of the International Insurance Society 2009 to 2018, and was chairman of the finance committee for the first five years of his tenure.

Ng Keng Hooi

Ng Keng Hooi has a wealth of insurance industry experience that spans more than 40 years.

Most recently, Mr. Ng served as senior advisor to AIA Group Limited (AIA Group) and was Group Chief Executive and President of AIA Group from 2017 to 2020. From 2010-2017, Mr. Ng served as Regional Chief Executive at AIA Group, and was responsible for the group’s business operations in China, Thailand, Singapore, Malaysia, Indonesia, Taiwan, and Brunei as well as Group Agency Distribution.

He joined AIA Group from Great Eastern Holdings, Singapore where he was Group Chief Executive between December 2008 and October 2010. Prior to his tenure at Great Eastern Holdings, Mr. Ng was with Prudential plc for almost 20 years, including as a member of Prudential Corporation Asia’s board and Regional Managing Director of Malaysia, Singapore, and Indonesia. This followed his successful tenure as CEO of Prudential Malaysia.

Mr. Ng has been a Fellow of the Society of Actuaries (U.S.) since 1985. He received his Bachelor of Science degree in Mechanical Engineering from Lafayette College (Pennsylvania, USA) in 1979.

About RGA

Reinsurance Group of America, Incorporated (RGA), a Fortune 500 company, is among the leading global providers of life reinsurance and financial solutions, with approximately $3.5 trillion of life reinsurance in force and assets of $80.7 billion as of June 30, 2020. Founded in 1973, RGA is recognized for its deep technical expertise in risk and capital management, innovative solutions, and commitment to serving its clients. With headquarters in St. Louis, Missouri, and operations around the world, RGA delivers expert solutions in individual life reinsurance, individual living benefits reinsurance, group reinsurance, health reinsurance, facultative underwriting, product development, and financial solutions. To learn more about RGA and its businesses, visit the company’s website at www.rgare.com.

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FOR MORE INFORMATION:

Lynn Phillips

Vice President, Corporate Communications

636-736-2351

lphillips@rgare.com

Lizzie Curry

Director, Public Relations

636-736-8521

lizzie.curry@rgare.com

Jeff Hopson

Senior Vice President, Investor Relations

636-736-2068

jhopson@rgare.com